Exhibit 10.52

[Form of Termination Agreement]

[  ], 2013

Bain Capital Partners, LLC
111 Huntington Avenue
Boston, MA 02199
Facsimile: (212) 421-2225
Attention: Stephen Zide

Ladies and Gentlemen:

Reference is made to that certain letter agreement, dated August 30, 2007 (the “Bain Consulting Agreement”), among HD Supply Holdings, Inc. (formerly named HDS Investment Holding, Inc.) (“Parent”), HD Supply, Inc., an indirect, wholly owned subsidiary of Parent (the “Company”) and Bain Capital Partners, LLC (“Bain”).  The Bain Consulting Agreement sets forth, among other things, the fees to be paid to Bain by the Company for Consulting Services and transaction services to be performed by Bain or its affiliates thereunder.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Bain Consulting Agreement.

The parties agree to terminate the Bain Consulting Agreement pursuant to paragraph 12 thereof upon the consummation of Parent’s IPO (as defined in the Stockholders Agreement).  In connection with such termination, the Company will pay in cash to Bain $[ ] in unpaid Advisory Fees and expenses due with respect to periods prior to such termination, a Transaction Fee with respect to Parent’s IPO of $[ ] and a Termination Fee of $[ ] (collectively, the “Bain Termination Fee”) on the closing date of Parent’s IPO.  Upon payment of the Bain Termination Fee, the Bain Consulting Agreement will automatically terminate, provided that paragraphs 3 (with respect to expenses incurred prior to such termination), 5-12, 14-17 and 19-22, in their entirety, shall survive such termination.

The Bain Consulting Agreement is being terminated in reliance upon, and subject to, the concurrent termination of the Consulting Agreement, dated as of August 30, 2007, among the Company, Parent and TC Group V, L.L.C., and the Amended and Restated Consulting Agreement, dated as of November 23, 2009, among the Company, Parent and Clayton, Dubilier & Rice, LLC, in each case in consideration of a fee in an amount equal to the Bain Termination Fee and on terms substantially identical to this letter agreement.

This letter agreement shall constitute written notice of termination of the Bain Consulting Agreement in connection with Parent’s IPO pursuant to paragraph 12 of the Bain Consulting Agreement.  Bain hereby consents to the termination.

This letter agreement may be executed in any number of counterparts, with each executed counterpart constituting an original, but all together one and the same instrument. This letter agreement sets forth the entire understanding and agreement among the parties with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto. This letter agreement is governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and to be performed wholly within such State and without reference to the choice-of-law principles that would result in the application of the laws of a different jurisdiction.

If the foregoing is in accordance with your understanding and agreement, please sign and return this letter agreement, whereupon this letter agreement shall constitute a binding agreement with respect to the matters set forth herein.

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Sincerely,

HD SUPPLY HOLDINGS, INC.

By:
	Name:	Ricardo J. Nunez
	Title:	Senior Vice President, General Counsel and Corporate Secretary

HD SUPPLY, INC.

By:
	Name:	Ricardo J. Nunez
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Acknowledged and agreed as of the
date first above written:

BAIN CAPITAL PARTNERS, LLC

By:	Bain Capital Investors, LLC, its
administrative member

By:
Name:
Title:

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